TERMS AND CONDITIONS OF
2022 LONG-TERM CASH AWARD

This Long-Term Cash Award is made and entered into as of the award date set forth on the Award Agreement cover page attached hereto (the “Award Date”) by and between S&P Global Inc., a New York corporation (“S&P Global” or the “Company”) and the employee named on the Award Agreement cover page (the “Participant” or “you”).
WHEREAS, the Board of Directors of the Company (the “Board”) has approved a program for the issuance of long-term cash awards (the “Program”) to eligible employees of the Company and its Subsidiaries and affiliates (the “Company Group”);
WHEREAS, the Board has designated the Compensation and Leadership Committee of the Board (the “Committee”) to administer the Program;
WHEREAS, the Committee has determined that the Participant should be granted a Long-Term Cash Award (the “Award”) under the Program in the amount specified in the Award Agreement cover page and delegated to Company management the authority to issue such award; and
WHEREAS, the Participant is accepting the Award subject to the Terms and Conditions set forth below.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.    Grant of Award. The grant of this Award is subject to the Terms and Conditions hereinafter set forth. Payment will be made in cash, together with interest that has been accumulated and earned on the Award. The interest shall be compounded annually on December 31 of each year during the Award Period (as defined in Section 5

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below) at an annual rate equal to 120% of the applicable United States federal long-term rate as prescribed by the Internal Revenue Service in effect as of January 1st of such year.
The ultimate receipt of the Award and interest earned by the Participant is contingent upon requirements set forth herein.
2.    Award Acceptance and Addenda. To be entitled to any payment under this Award, the Participant acknowledges and agrees that the Participant must accept and thereby agree to comply with these Terms and Conditions, including all applicable addenda, which are incorporated herein and constitute a material and integral part of these Terms and Conditions:
(a)    Post-Employment Obligations for Protection of Company Interests. The Participant acknowledges and agrees that additional terms and conditions set forth in the Agreement applicable to the Participant in Attachment A (the “S&P Global Agreements for the Protection of Company Interests”), which is the one that applies to the country or Commonwealth in which the Participant is employed at the time the Participant accepts the Award, are hereby incorporated into, and are part of, the Terms and Conditions for the Award.
The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment A, and that, by accepting these Terms and Conditions in consideration of the Award, the Participant is accepting the terms in the applicable section of Attachment A, including all non-competition, non-solicitation of clients, non-solicitation of Participants and confidentiality provisions therein.
(b)    Non-US Country Addendum. By accepting these Terms and Conditions, and notwithstanding any provisions to the contrary herein, the Participant further

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acknowledges and agrees that the Award shall also be subject to any other special terms and conditions applicable to the Participant’s country of residence (and country of employment, if different) set forth in Attachment B (the “Non-U.S. Country Addendum”), which are hereby incorporated into, and are part of, the Terms and Conditions for the Award with respect to any Participant who resides and/or works in a country located outside the United States (a “Non-U.S. Participant”).
Moreover, if the Participant transfers his or her residence and/or work location to another country reflected in Attachment B after the Award Date, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award or the Program (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).
The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable section of Attachment B, and that, by accepting these Terms and Conditions in consideration of the Award, the Participant is accepting the terms in the applicable section of Attachment B.
3.    Time Period to Accept Award. The Participant acknowledges and agrees that the Participant has up to ninety (90) days to accept these Terms and Conditions from the date the Terms and Conditions are first made available to the Participant on the website maintained by the Company’s equity administrator (the “Website”). The Participant further acknowledges and agrees that failure to timely accept these Terms and Conditions during the 90-day acceptance period will result in the forfeiture of this Award in its entirety and without exception effective immediately.

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4.    Electronic Delivery and Participation. The Participant acknowledges and agrees that he or she is accepting the Award by electronic means and that such electronic acceptance constitutes the Participant’s agreement to be bound by these Terms and Conditions, including all provisions of the addenda set forth in Attachments A and B applicable to the Participant.
By accepting the Award, the Participant consents to receive any documents related to participation in the Program and the Award by electronic delivery and to participate in the Program through an on-line or electronic system, including the Website, established and maintained by the Company or another third party designated by the Company. The Participant also acknowledges that as of the Award Date, the Terms and Conditions set forth the entire understanding between the Participant and the Company regarding the Award and supersede all prior oral and written agreements in respect of such Award, with the exception of Awards previously granted and delivered to Participant under the Program.
5.    Vesting Dates. If the Participant remains employed with a member of the Company Group through the applicable vesting dates or as provided in Section 7 below, this Award will vest as follows: 33% on December 31, 2022, 33% on December 31, 2023 and 34% on December 31, 2024 (each an installment vesting date). For purposes of this Award, the period from January 1, 2022 through December 31, 2024 shall be referred to as the “Award Period”.
6.    Payment Dates. If the Participant remains employed with a member of the Company Group through the applicable installment vesting dates or as provided in Section 7 below, the vested installments, together with any interest accumulated and earned thereon, shall be paid to the Participant as soon as administratively feasible after each

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vesting date but no later than the date that is the 15th day of the third calendar month following the vesting date (each, a “Payment Date”).
7.    Termination of Employment During the Award Period. In the event of the termination of the Participant’s employment with the Company Group prior to the end of any installment vesting date due to Normal Retirement, Early Retirement, Disability (each as defined under the retirement or disability plans applicable to the Participant) or death, the Participant shall be eligible to receive payment of a pro rata portion of the unvested installments of the Award and the accumulated and earned interest thereon. In the event of the Participant’s termination of employment by the Company or other member of the Company Group other than for “Cause” (as defined in the S&P Global Inc. 2019 Stock Incentive Plan (the “Equity Plan”)), with the approval of the Committee or its delegate, the Participant shall continue to vest in, and receive payment for, any installment of the Award that would otherwise vest prior to the end of any period in respect of which the Participant receives Separation Pay, as defined in the severance program in which the Participant participates (such period, the “Separation Period”). In addition, the Participant shall be eligible to receive payment of a pro rata portion of any remaining unvested installments of the Award and the accumulated and earned interest thereon; provided, however, that such continued vesting during the Separation Period and payment of the remaining pro rata portion shall be subject to the Participant’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company and its Subsidiaries and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release.
Except as provided in Section 8 hereof, in the event the Participant voluntarily resigns his or her employment with the Company or is involuntarily terminated by the

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Company or other member of the Company Group for Cause prior to the next scheduled vesting date, the Participant shall forfeit the right to any payment in respect of the unvested installments of this Award, together with any interest accumulated and earned thereon.
(a)    Determination of Pro Rata Award Opportunity. The pro rata portion of the unvested installments of the Award to be received by the Participant, if he or she terminates because of Normal Retirement, Early Retirement, Disability (each as defined under the retirement or disability plans applicable to the Participant) or death, shall be determined by multiplying (A) the amount of the unvested installments of the Award by (B) a fraction, the numerator of which is the number of full calendar days during the Award Period for which the Participant was employed, reduced by the number of full calendar days during the Award Period occurring prior to the most recent vesting date (if any), and the denominator of which is the number of full calendar days during the Award Period, reduced by the number of full calendar days during the Award Period occurring prior to the most recent vesting date (if any). The pro rata portion of the unvested installments of the Award to be received by the Participant if he or she terminates with the approval of the Committee or its delegate, in connection with a termination by the Company or other member of the company Group other than for Cause, shall be determined as of the end of the Separation Period by multiplying the amount of the unvested installments of the Award at such time by a fraction, the numerator of which is the number of full calendar days during the Award Period occurring prior to the end of the Separation Period, reduced by the number of full calendar days during the Award Period occurring prior to the vesting date (if any) occurring immediately prior to the end of the Separation Period, and the denominator of which is the number of full calendar days during the Award Period,

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reduced by the number of full calendar days during the Award Period occurring prior to the most recent vesting date (if any).
(b)    Distribution of Pro Rata Award.
(i)     Termination Other Than for Death. In the event of the termination of the Participant’s employment with the Company Group prior to the end of the Award Period other than for death (including, without limitation, Normal Retirement, Early Retirement, Disability (each as defined under the retirement or disability plans applicable to the Participant) or by the Company other than for Cause), the Participant’s pro rata portion(s) of the unvested installments of the Award described in Section 7(a) above shall be delivered to the Participant on the originally scheduled Payment Date(s) for such installment(s) following the Participant’s termination of employment or, in the case of a termination by the Company other than for Cause, with the approval of the Committee or its delegate, the end of the Separation Period. For the avoidance of doubt, in the case of a termination by the Company or other member of the Company Group other than for Cause with the approval of the Committee or its delegate, if the Participant does not execute a Release or a Release does not become effective and irrevocable in its entirety prior to the expiration of the time specified in the Release, the Participant shall not be entitled to any payments pursuant to this Section 7.
(ii)     Termination for Death. In the event of the termination of the Participant’s employment with the Company Group prior to the end of the Award Period due to death, the Participant’s pro rata portion of the unvested installments of the Award shall be delivered to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate) within 60 days following the date of the Participant’s death, or where additional time is needed for

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administrative reasons, at such later time as is permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(e)    Division Sale. In the event of the termination of the Participant’s employment with the Company by reason of a “Division Sale” (as defined in the Equity Plan), such Division Sale shall be treated as an involuntary termination of employment by the Company other than for Cause.
8.    Change in Control. In the event of a “Change in Control”, as that term is defined under Section 11 of the Equity Plan, the existing vesting schedule will continue to apply to the unvested installments of the Award, provided, however, that, if within 24 months following the date of a Change in Control, the Participant’s employment with the Company Group is terminated without Cause by the Company or other member of the Company Group, or due to Normal Retirement, Early Retirement, Disability under the retirement or disability plans applicable to the Participant, or death, the unvested installments of the Award shall become unrestricted and fully vested and shall be distributed (together with any interest accumulated and earned thereon) (x) pursuant to Section 6 on the originally scheduled Payment Date(s) for such installment(s); or (y) in the case of the termination of the Participant’s employment with the Company Group due to death, within 60 days following the date of the Participant’s death to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate), or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
9.    Transfer Restrictions. This Award is nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged

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or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.
10.    Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, any member of the Company Group that legally employs the employee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Program and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant or payment of the Award, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items and payment on account obligations of the

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Company and/or the Employer. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to withhold all applicable taxes legally payable by the Participant from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, including cash paid in settlement of the Award. Further, if the Participant has become subject to tax (including, without limitation, social security contributions or the like) in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction. The Participant agrees to hold the Company and/or the Employer (or former employer, as applicable) harmless in this respect.
The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant's jurisdiction(s). In the event of over-withholding, the Participant may receive a refund from the Company of any over-withheld amount in cash from the Company or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay an additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.
11.    Administration. The Program and the terms of this Award shall be administered by the Committee. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Program and this Award as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Program and this Award; and to otherwise supervise the administration of

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the Program and this Award. All actions by the Committee hereunder shall be undertaken in the sole discretion of the Committee and, absent manifest error, shall be final and binding on all interested persons. The Committee may, but need not, from time to time delegate some or all of its authority under the Program to one or more members of the Committee or to one or more officers of the Company. Nothing in the Program shall be construed as obligating the Committee to delegate any authority to any person or persons hereunder. The Committee may, at any time, rescind any delegation hereunder and any person or persons who are delegated authority hereunder shall, at all times, serve in such capacity at the pleasure of the Committee. Any action undertaken by any person or persons in accordance with a delegation hereunder shall have the same force and effect as if undertaken directly by the Committee, and any reference in this Agreement to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to such person or persons.
12.    Miscellaneous.
(a)    These Terms and Conditions shall be binding upon and inure to the benefit of any successor to the Company; and (b) may not be amended without the written consent of both the Company and the Participant. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President, Chief Purpose Officer of S&P Global Inc., or his or her delegate, which directly refers to these Terms and Conditions. No other modifications to the Terms and Conditions are valid under any circumstances. If this Award is assumed or a new award is substituted therefore in any corporate reorganization employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.

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(b)    By accepting these Terms and Conditions, the Participant agrees and acknowledges that this Award shall also be subject to the requirements of the Senior Executive Pay Recovery Policy of S&P Global or the S&P Ratings Services Pay Recovery Policy (as applicable, the “Policy”), and amounts paid or payable to the Participant under or in respect of the Award shall, if applicable, be subject to recovery or other action pursuant to and as, and to the extent, provided by the applicable Policy (or any successor policy or requirement), as in effect from time to time.
(c)    This Award is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to the Participant by the Company Group, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company Group.
(d)    Nothing in this Award shall confer upon the Participant any right to continued employment with the Company Group, as the case may be, nor shall it interfere in any way with the right of the Company Group to terminate the employment of the Participant at any time.
(e)    Any payment under this Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company Group and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
13.    Application of Local Law. Notwithstanding Section 12, for any Non-U.S. Participant, this Award shall be subject to all applicable laws, rules and regulations, and any special terms and conditions, of such Participant’s country of residence (and country of employment, if different), but limited to the extent required by local law. By accepting these Terms and Conditions, the Participant agrees to take any and all actions, and

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consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
14.    Exchange Rates. The Company shall not be liable for any foreign exchange rate fluctuation, where applicable, between any Non-U.S. Participant’s local currency and the United States dollar that may affect the value of this Award or of any payments due to the Participant pursuant to the Award.
15.    Data Privacy. By accepting these Terms and Conditions, the Participant agrees and acknowledges that employee information, including financial information, may be collected by the Company, subject to applicable local data protection and employment law and the S&P Global Inc. Participant Privacy Policy (as in effect from time to time), in connection with its administration of these policies or complying with regulatory requirements. By accepting these Terms and Conditions, the Participant agrees to submit their personal data, including financial information, and consents to the collection, transfer, retention or otherwise processing of such data by the Company and/or a third party service provider that may not be located in the same jurisdiction as the Participant, subject to applicable local data protection and employment law.
16.    Section 409A. This Award is intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, and it shall be interpreted and construed in accordance with this intent. To the extent the period during which the payment of any Installment conditioned on the Participant’s execution of a release can be made commences in one calendar year and ends in the subsequent calendar year, such Installment shall be paid as soon as possible in the second calendar year. Anything in this Award document to the contrary notwithstanding, each installment/

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payment provided under this Award document shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A of the Code.
17.    Governing Law and Venue. The Award and these Terms and Conditions shall be governed by the laws of the State of New York (U.S.A.), without giving effect to the conflict of law principles thereof. For purposes of any action, lawsuit or other proceedings brought to enforce, relating to, or arising from these Terms and Conditions, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of New York, County of New York, or the federal courts for the United States District Court for the Southern District of New York, and no other courts, where this Award is made and/or to be performed.
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